SEWARD & KISSEL LLP
                             ONE BATTERY PARK PLAZA
                            NEW YORK, NEW YORK 10004

                                                             April 25, 2008

AllianceBernstein Variable Products Series Fund, Inc.--
       AllianceBernstein High Yield Portfolio
       AllianceBernstein Global Bond Portfolio
       AllianceBernstein Americas Government Income Portfolio
       AllianceBernstein Global Dollar Government Portfolio
       AllianceBernstein U.S. Government/High Grade Securities Portfolio 1345 Avenue of the Americas
New York, New York 10105

     Re: Acquisition of the Assets and Assumption of the Liabilities of certain series of AllianceBernstein Variable Products Series Fund, Inc. by AllianceBernstein U.S. Government/High Grade Securities Portfolio, a series of AllianceBernstein Variable Products Series Fund, Inc.
          --------------------------------------------------------------

Ladies and Gentlemen:

                                 I. Introduction

          We have acted as counsel to AllianceBernstein High Yield Portfolio ("High Yield"), AllianceBernstein Global Bond Portfolio ("Global Bond"), AllianceBernstein Americas Government Income Portfolio ("AGI"), and AllianceBernstein Global Dollar Government Portfolio ("Global Dollar"), each of which is a series AllianceBernstein Variable Products Series Fund, Inc., a Maryland corporation (collectively, the "Targets"), and to AllianceBernstein U.S. Government/High Grade Securities Portfolio, a series of AllianceBernstein Variable Products Series Fund, Inc. (the "Acquirer"), in connection with the Acquisition provided for in the Plan of Acquisition and Liquidation with respect to Targets and Acquirer, dated as of February 7, 2008 (the "Plan"). Pursuant to
Section 5(b) of the Plan, the Targets and the Acquirer have each requested our opinion as to certain of the federal income tax consequences to each Target, the Acquirer and the stockholders of the Targets (collectively, the "Target Stockholders") in connection with the Acquisition. Each capitalized term not defined herein has the meaning ascribed to that term in the Plan.

                               II. Relevant Facts

          Each of the Targets and Acquirer is registered as a series of an open-end management investment company under the Investment Company Act of 1940, as amended (the "Act").

          The Plan and the Acquisition have been approved by the Board of Directors of each of the Targets (collectively, the "Target Boards") and the Board of Directors of the Acquirer (the "Acquirer Board"). The terms and conditions of the Acquisition are set forth in the Plan.

          Pursuant to the Plan, each Target will transfer all of its Assets to the Acquirer solely in exchange for shares (including fractional shares) of the stock of the Acquirer (the "Acquirer Shares") and the assumption by the Acquirer of all the Liabilities of Target existing on or after the Effective Time of the Acquisition. At the Closing Date, each Target will liquidate and distribute all of the Acquirer Shares that it received in connection with the Acquisition to former Target Stockholders in exchange for all of the then outstanding shares of the stock of such Target (the "Target Shares"). Upon completion of the Acquisition, each such former Target Stockholder will be the owner of full and fractional Acquirer Shares equal in net asset value as of the Closing Date to the net asset value of the Target Shares such Target Stockholder held prior to the Acquisition. Pursuant to the Plan, each Target and the Acquirer will bear any expenses incurred in connection with the Acquisition on a pro rata basis in accordance with their respective net asset values as of the Effective Time of the Acquisition.

          The investment objective of the Acquirer and each Target is as follows:

          Fund                Investment Objective
         -----------------------------------------------------------------------
          Acquirer            To generate income and price appreciation without
                              assuming undue risk. Invests at least 80% of
                              assets in fixed-income securities.
         -----------------------------------------------------------------------

          High Yield          To earn the highest level of current income
                              available without assuming undue risk by investing
                              principally in high-yielding fixed income
                              securities. Invests at least 80% of its assets in
                              high-yield fixed-income securities.
         -----------------------------------------------------------------------

          Global Bond         To achieve a high level of return through a
                              combination of current income and capital
                              appreciation by investing in a globally
                              diversified portfolio of high-qualify debt
                              securities. Invests at least 80% of its assets in
                              bonds and other fixed-income securities.
         -----------------------------------------------------------------------

          AGI To maximize current income, consistent with prudent investment risk, by investing in debt securities issued or guaranteed by the governments of the United States, Canada or Mexico and their political subdivisions (excluding U.S. states), agencies, instrumentalities or authorities. Invests at least 80% of its assets in securities issued by issuers located in North, South or Central America. Invests at least 80% of its assets in government securities.
         -----------------------------------------------------------------------

          Global Dollar       To seek a high level of current income and,
                              secondarily, capital appreciation. Invests at
                              least 80% of its assets in government securities.
                              Emphasizes investments in emerging market debt
                              obligations.
         -----------------------------------------------------------------------

          The portfolio holdings of the Acquirer and each of the Targets is as follows:

          Fund        Portfolio Holdings                          Source
          ----------------------------------------------------------------------

          Acquirer    Approximately 38% of its assets       Annual Report for
                      consist of investment-grade           period ending
                      corporate debt, approximately 26%     December 31, 2007.
                      consist of mortgage-pass thru
                      certificates, approximately 14%
                      consist of Commercial
                      Mortgage-Backed Securities, and
                      approximately 8% consist of U.S.
                      Treasury securities. The remaining
                      assets consist of asset backed
                      securities, other government
                      related securities,
                      inflation-linked securities,
                      mortgage CMOs, short-term
                      investments and non-investment
                      grade corporate debt.
          ----------------------------------------------------------------------

          High Yield  Approximately 79% of its              Annual Report for
                      assets consist of                     period ending
                      non-investment grade corporate        December 31, 2007.
                      bonds, approximately 11%
                      consists of structured
                      non-corporate notes, and
                      approximately 6% consists of
                      investment-grade corporate
                      bonds. The remaining assets
                      are short-term investments,
                      preferred stock and
                      non-investment grade emerging
                      market debt.
          ----------------------------------------------------------------------

          Global Bond Approximately 44% of its              Form N-Q (Quarterly
                      assets consist of sovereign           report )for period
                      debt obligations,                     ending September 30,
                      approximately 17% consist of          2007.
                      short-term investments,
                      approximately 13% consists of
                      U.S. Treasury securities,
                      approximately 11% consists of
                      government agency obligations,
                      and approximately 6% consists
                      of investment-grade corporate
                      obligations.
          ----------------------------------------------------------------------

          AGI         Substantially all of its              Annual Report for
                      assets consist of securities          period ending
                      issued by the governments of          December 31, 2007.
                      the United States, Canada or
                      Mexico. 40.5% of its assets
                      consist of U.S. Treasury
                      securities, 29% of its assets
                      consist of securities of other
                      sovereigns, 29.6% consists of
                      agency debentures (such as
                      FannieMae securities).

          ----------------------------------------------------------------------

          Global      Approximately 83% of its              Form N-Q (Quarterly
          Dollar      assets consist of sovereign           report) for period
                      debt securities and                   ending September 30,
                      approximately 13% of its              2007.
                      assets consist of corporate
                      debt securities, in each case
                      primarily in emerging markets.
                      Largest geographic exposures
                      are to Russia, Brazil, Mexico
                      and the Philippines.
          ----------------------------------------------------------------------

          In rendering the opinions set forth below, we have examined the Registration Statement on Form N-14 of Acquirer relating to the Acquisition and such other documents and materials as we have deemed relevant. For purposes of rendering our opinions, we have relied exclusively, as to factual matters, upon the statements made in that Registration Statement and, with your approval, upon the following assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of Acquirer and the Targets:

          (1) The Plan has been duly approved by each of the Target Boards and the Acquirer Board.

          (2) Each of the Targets and the Acquirer: (a) is a "fund" (as defined in Section 851(g)(2) of the United States Internal Revenue Code of 1986, as amended (the "Code")); (b) has qualified for treatment as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code (a "RIC") for each taxable year since the commencement of its operations and qualifies for treatment as a RIC during its current taxable year which includes the Effective Time; (c) will invest its assets at all times through the Effective Time in a manner that ensures compliance with the foregoing; and (d) has no earnings and profits accumulated in any taxable year in which it did not qualify as a RIC.

          (3) The Adviser will operate the business of the Targets in the ordinary course between the date of the Plan and the Effective Time, including the declaration and payment of customary dividends and other distributions and any other distributions deemed advisable in anticipation of the Acquisition. From the date it commenced operations through the Effective Time, each Target will conduct its "historic business" (within the meaning of Section 1.368-1(d)(2) of the Treasury Regulations) in a substantially unchanged manner. Before the Effective Time, Target will not (a) dispose of and/or acquire any assets (i) for the purpose of satisfying Acquirer's investment objective or policies, or (ii) for any other reason except in the ordinary course of its business as a RIC, or (b) otherwise change its historic investment policies.

          (4) Except as provided below, following the Acquisition, the Acquirer
(a) has no plan or intention to sell or otherwise dispose of any of the securities acquired from each Target, except for dispositions made in the ordinary course of its business and dispositions necessary to maintain its status as a RIC, and (b) will operate its business in accordance with its stated investment objectives and will invest its assets in accordance with its stated investment objectives. The Acquirer intends to reposition the portfolios of each of the Targets except AGI to more closely match the investment objective of Acquirer. Pursuant to this repositioning, the Acquirer intends to sell up to one-half of the assets of each Target (other than AGI) shortly after the Acquisition.

          (5) The Target Stockholders will receive no consideration pursuant to the Acquisition other than the Acquirer Shares.

          (6) The Target Stockholders will pay any expenses incurred by them in connection with the Acquisition.

          (7) The Liabilities of each Target to be assumed by Acquirer in the Acquisition have been incurred in the ordinary course of business of the Target or were incurred by the Target solely and directly in connection with the Acquisition.

          (8) During the five-year period ending at the Effective Time, (a) none of the Targets nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to a Target will have acquired Target Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquirer Shares or Target Shares, except for Target Shares redeemed in the ordinary course of each Target's business as a series of an open-end investment company as required by
Section 22(e) of the Act, and (b) no distributions will have been made with respect to any Target Shares, other than normal, regular dividend distributions made pursuant to such Target's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of Section 561 of the Code) referred to in Sections 852(a)(1) and 4982(c)(1)(A) of the Code.

          (9) The Acquirer has no plan or intention to issue additional Acquirer Shares following the Acquisition except for Acquirer Shares issued in the ordinary course of its business as an open-end investment company; nor does Acquirer, or any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to Acquirer, have any plan or intention to acquire, during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person, any Acquirer Shares issued to Target Stockholders pursuant to the Acquisition, except for redemptions in the ordinary course of such business as required by
Section 22(e) of the Act.

          (10) During the five-year period ending at the Effective Time, neither the Acquirer nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to Acquirer will have acquired Target Shares with consideration other than Acquirer Shares.

          (11) Without limiting the effect of paragraphs 8, 9, and 10 above, the aggregate value of the acquisitions, redemptions and distributions referenced in such paragraphs will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the Target Shares at the Effective Time.

          (12) (a) There is no plan or intention of the Target Stockholders to redeem, sell or otherwise dispose of (i) any portion of their Target Shares before the Acquisition to any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to either Target or Acquirer or (ii) any portion of the Acquirer Shares they receive in the Acquisition to any person "related" (within such meaning) to Acquirer. (b) It is not anticipated that dispositions of those Acquirer Shares at the time of, or immediately after, the Acquisition will exceed the usual rate and frequency of dispositions of Target Shares as a series of an open-end investment company. (c) It is expected that the percentage of Target Shares, if any, that will be disposed of as a result of, or at the time, of the Acquisition will be de minimis, and that there will be no extraordinary redemptions of Target Shares immediately following the Acquisition.

          (13) The fair market value of the assets of each Target transferred to Acquirer will equal or exceed the sum of (a) the amount of Liabilities of the Target assumed by Acquirer, and (b) the amount of Liabilities, if any, to which the transferred assets are subject.

          (14) There are no pending or threatened claims or assessments that have been asserted by or against any Target, other than any disclosed and reflected in the net asset value of such Target.

          (15) There are no unasserted claims or assessments against any Target that are probable of assertion.

          (16) There is no plan or intention for the Acquirer to be dissolved or merged into another business trust or a corporation or any "fund" thereof (as defined in Section 851(g)(2) of the Code) following the Acquisition.

          (17) At no time during the five-year period ending at the Effective Time, has the Acquirer directly or indirectly owned any Target Shares.

          (18) The fair market value of the Acquirer Shares each Target Stockholder receives in connection with the Acquisition will be approximately equal to the fair market value of the Target Shares it surrenders in exchange therefor.

          (19) Pursuant to the Acquisition, each Target will transfer to Acquirer, and Acquirer will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, that such Target held immediately before the Acquisition. For purposes of the foregoing, any amounts that a Target uses to pay its Acquisition expenses and to make redemptions and distributions immediately before the Acquisition (except
(a) redemptions in the ordinary course of its business required by Section 22(e) of the Act, and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under
Section 4982 of the Code) will be included as assets held thereby immediately before the Acquisition.

          (20) There is no intercompany indebtedness between Acquirer and any Target that was issued or acquired, or will be settled, at a discount.

          (21) The sum of (a) the expenses incurred by the Adviser pursuant to the Plan and (b) the liabilities of each Target to be assumed by Acquirer in the Acquisition will not exceed 20% of the fair market value of the assets of a Target transferred to Acquirer pursuant to the Acquisition.

                                III. Relevant Law

          A corporation which is a "party to a reorganization" will not recognize gain or loss if it exchanges property pursuant to a plan of reorganization solely for stock or securities of another corporation which is a party to the reorganization.(1) Likewise, the shareholders of a corporation which is a party to a reorganization will not recognize gain or loss if they exchange stock or securities of such corporation solely for stock or securities in such corporation or another corporation which is a party to the reorganization in pursuant of the plan of reorganization.(2)

          In order to be a treated as a "reorganization," a transaction must satisfy certain statutory requirements contained in Code Section 368 as well as certain regulatory requirements contained in the Treasury Regulations thereunder.

          Code Section 368(a)(1)(C) provides that a "reorganization" includes the acquisition by one corporation in exchange solely for all or a part of its voting stock of substantially all of the properties of another corporation. Code
Section 368(a)(2)(F) provides that two or more investment companies may engage in a "reorganization" only if each of them is either a RIC, a real estate investment trust or they each meet certain diversification requirements.

          The Acquisition will be a transfer of substantially all of the assets of each Target to Acquirer, all of which are corporations, in exchange solely for Acquirer Shares, which will then be distributed to the Target Stockholders. Therefore, the Acquisition will satisfy the statutory language of Section 368(a)(1)(C) to be treated as a "reorganization."

----------
(1)  Code ss. 361.
(2)  Code ss. 354.

          Since Acquirer and each of the Targets is a RIC, the Acquisition will satisfy the statutory language of Section 368(a)(2)(F) to be treated as a "reorganization."

          In addition to the statutory language of Code Section 368, there are two significant non-statutory requirements for a reorganization, the continuity of interest ("COI") requirement and the continuity of business enterprise ("COBE") requirement. (3)

          In order to satisfy the COI requirement, "a substantial part of the value of the proprietary interests in the target corporation must be preserved."(4) This is accomplished "if, in a potential reorganization, the proprietary interest in the target corporation is exchanged for a proprietary interest in the issuing corporation..."(5) For this purpose, a proprietary interest in the target corporation is not preserved if persons related to the acquiring corporation acquire stock of the target corporation for consideration other than stock of the acquiring corporation.(6)

----------
(3)  Treas. Reg. ss. 1.368-1(b).
(4)  Treas. Reg. ss. 1.368-1(e)(1)(i).
(5)  Id.
(6)  Treas. Reg. ss. 1.368-1(e)(3).

          Based upon the representations made above with respect to acquisitions of Target Shares by persons "related" to Acquirer, each Target Stockholder will receive solely Acquirer Shares as a result of the Acquisition. Therefore, the Acquisition will satisfy the COI requirement.

          In order to satisfy the COBE requirement, a reorganization may satisfy either the "historic business test" or the "historic asset test."

          Under the "historic business test," a taxpayer can establish COBE if it either (i) continues the target's "historic business," or (ii) continues any significant historic line of business of the target if the target has more than one line of business. For this purpose, a line of business entered into as part of the plan of reorganization is not a historic business.

          Under the "historic asset test," a taxpayer can establish asset continuity if it uses a "significant" portion of the target's historic business assets in a business. Treas. Reg. ss. 1.368-1(d)(3) provides that there is no bright-line percentage test for determining when a "significant" portion of the target's assets are used after the transaction. Rather, the determination is made based upon the relative importance of the assets to the operation of the business. However, the courts and the Internal Revenue Service have held that the "historic asset test" will be satisfied if one-third of a RIC's historic assets are retained by the Acquirer after a reorganization and the remaining assets are disposed of for cash.(7) "Historic business assets" may include stock, securities, or intangible operating assets if they are used in the target's historic business.(8)

----------
(7) See, e.g., PLR 200540001 (Oct. 7, 2005). See also Laure v. Commissioner, 653 F.2d 253 (6th Cir. 1981) (holding that 27% was significant).

(8)  Treas. Reg. ss. 1.368-1(d)(1)-(3).

          In interpreting the "historic business test" in the case of a reorganization involving a RIC, the Internal Revenue Service has held that a corporation engaged in the business of investing in a portfolio of corporate stocks and bonds was not in the same business as a diversified open-end RIC investing in high-grade municipal bonds.(9)

----------
(9)  Rev. Rul. 87-76, 1987-2 C.B. 84.

          The Acquisition will satisfy the "historic asset" test if (i) the assets to be acquired by Acquirer constitute a "significant" portion of a Target's historic business assets, and (ii) those assets will be used by the Acquirer in a business after the Acquisition. In our view, the use of one-third of the historic assets of a Target by Acquirer will constitute the use of a "significant" portion of Target's historic assets. Acquirer has represented that it will retain at least one-half of the historic assets of each Target which it acquires in the Acquisition. Other than the respositioning, Acquirer has no plan or intention to sell or otherwise dispose of these securities, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC. Therefore, Acquirer will use the historic securities acquired from each Target in its business of investing in debt obligations. As a result, Acquirer will satisfy the "historic asset test" of the COBE requirement and thus will satisfy the COBE requirement.

          This opinion does not address whether the Acquisition will satisfy the "historic business test."

                                  IV. Opinions

          Based upon the foregoing and upon our review of the Code, the Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other published pronouncements of the Internal Revenue Service, the published opinions of the United States Tax Court and other United States federal courts, and such other authorities as we consider relevant, each as they exist as of the date hereof, we are of the opinion that, for federal income tax purposes:

          (1) The Acquisition will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and each Target and Acquirer will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

          (2) Each Target Stockholder will recognize no gain or loss on such stockholder's receipt of Acquirer Shares (including any fractional Acquirer Share to which the stockholder may be entitled) in exchange for the stockholder's Target Shares in connection with the Acquisition.

          (3) No gain or loss will be recognized by any Target or the Acquirer upon the transfer by a Target of all of the Assets to Acquirer solely in exchange for Acquirer Shares and the assumption by Acquirer of the Liabilities pursuant to the Plan or upon the distribution of Acquirer Shares to Target Stockholders in exchange for their respective Target Shares.

          (4) The holding period and tax basis of the Assets acquired by Acquirer will be the same as the holding period and tax basis that Target had in the Assets immediately prior to the Acquisition.

          (5) The aggregate tax basis of Acquirer Shares received in connection with the Acquisition by each Target Stockholder (including any fractional Acquirer Share to which the stockholder may be entitled) will be the same as the aggregate tax basis of the Target Shares surrendered in exchange therefor.

          (6) The holding period of Acquirer Shares received in connection with the Acquisition by each Target Stockholder (including any fractional Acquirer Share to which the stockholder may be entitled) will include the holding period of the Target Shares surrendered in exchange therefor, provided that such Target Shares constitute capital assets in the hands of the stockholder as of the Closing Date.

          (7) Acquirer will succeed to the capital loss carryovers of each Target, if any, under Section 381 of the Code, but the use by Acquirer of any such capital loss carryovers (and of any capital loss carryovers of Acquirer) may be subject to limitation under Section 383 of the Code.

          Because our opinion is based upon current law, no assurance can be given that existing United States federal income tax laws will not be changed by future legislative or administrative or judicial interpretation, any of which could affect the opinion expressed above. This opinion is provided to you in connection with the Acquisition. This opinion may not be quoted or relied upon by any other person or entity, or for any other purpose, without our prior written consent.

                                        Very truly yours,


                                        /s/ Seward & Kissel LLP